                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

                                                                                     Nine months ended
                                                                                       September 30,
                                                                              -------------------------------
(dollars in thousands)                                                                 2000              1999
-------------------------------------------------------------------------------------------------------------
Fixed charges
Total interest charges....................................................         $ 36,585          $ 36,756
Interest component of rentals.............................................              535               574
Pretax preferred stock dividend requirements of subsidiaries..............            1,083             1,120
Preferred securities distributions of trust subsidiaries..................            5,756             5,746
                                                                              -------------     -------------

Total fixed charges.......................................................         $ 43,959          $ 44,196
                                                                              =============     =============

Earnings
Income before preferred stock dividends of HECO...........................         $ 73,569          $ 57,528
Income taxes (see note below).............................................           46,264            36,120
Fixed charges, as shown...................................................           43,959            44,196
AFUDC for borrowed funds..................................................           (2,220)           (1,955)
                                                                              -------------     -------------

Earnings available for fixed charges......................................         $161,572          $135,889
                                                                              =============     =============

Ratio of earnings to fixed charges........................................             3.68              3.07
                                                                              =============     =============

Note:
Income taxes is comprised of the following
 Income tax expense relating to income from regulated activities..........         $ 46,222          $ 36,208
 Income tax expense (benefit) relating to income (loss) from
    nonregulated activities...............................................               42               (88)
                                                                              -------------    --------------
                                                                                   $ 46,264          $ 36,120
                                                                              =============    ==============